EXHIBIT 10.20

Summary of Incentive Bonus Plan Arrangements

The following is a summary of the incentive bonus arrangements in which the Executive Officers of the Company participate.

The merit bonus is a short-term incentive calculated as a percentage of base salary according to a plan that covers all Executive Officers, including the named executive officers. The merit bonus percentage for each Executive Officer is based on three financial components relating to fiscal year results. The goals for these components are recommended by the Compensation Committee and approved by the Board of Directors at the beginning of each fiscal year. A percentage is awarded for each of the components that correspond to the following goals:

•	A profitability goal, earnings before taxes

•	Net inventory turn performance

•	Average in-stock performance

The percentage awarded for each component described above is subject to a sliding scale up to a predetermined maximum percentage depending upon how far below or above the fiscal year-end results achieved are from the stated goal. The maximum bonus which can be earned in any fiscal year by a participant is 150% of the targeted bonus.

In calculating bonus amounts, (1) the final earnings before taxes for the year will reflect all accruals that are properly recorded, including bonus accruals, and (2) the goals may be adjusted for any unusual items that are added or deleted during the fiscal year, subject to approval by the Board of Directors.